Exhibit 10.28

English translation for convenience purposes only

RMB Working Capital Loan Contract

Borrower: Wuhan Kingold Jewelry Co., Limited

(Hereinafter Party A)

Address: 15# Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, PRC

Postal code:

Tel:

Fax:

Legal representative: Zhihong Jia

Deposit bank & Account number: 7381310182600083815

Lender: Wuhan Branch China CITIC Bank Corporation Limited (Hereinafter Party B)

Address: No.747 Jianshe Road, Hankou District, Wuhan, Hubei Province

Postal code: 430015

Tel: 027-85355272

Fax:

Legal representative/Principal: Xuemin Xu

Place of Contract: Wuhan

Date of signature: ___5___ (Month)____29____(Day)_____2015__(Year)

In accordance with Contract Law of the People’s Republic of China and Interim Measures on Management of Working Capital Loans and other relevant laws, regulations and rules and based on the principles of equality and friendly consultation, Party A and Party B agree to enter into this Contract.

Article 1 Loan type

1.1	In accordance with this Contract, Party B agrees to provide working capital loans for Party B.

Article 2 Allocated loan amount (Principal, similarly hereafter) & loan term

2.1 The Currency under this Contract is RMB

(Amount in words): Twenty Million RMB

(Amount in figures): _¥20,000,000.

English translation for convenience purposes only

2.2 The loan term under this Contract is from ___6___ (Month)____1____(Day)_____2015__(Year) to __3___(Month)___1__(Day)__2016___(Year).

2.3 The payment actual term, withdrawal actual date and allocated loan amount shall follow the term, date and loan specified on this Contract. A certificate of indebtedness is an integral part of this Contract. The certificate and this Contract are equally valid.

Article 3 Purpose of loan

3.1 The loan under this Contract is to be used for capital turnover. Party A shall not change the purpose of loan without the written permission from Party B. Party A shall not invest the mentioned loan into fixed assets and securities, nor use the loan for any banned production and operation, nor misuse the loan at will.

Article 4 Interest rate and Interest on loan

4.1 Loan Interest

4.1.1 In case that the time interval between the first withdrawal actual date and date of signature is within six months, the interest rate under this Contract shall be determined in line with __(1)___of the following:

(1) The interest rate shall _raise__ (raise/cut) by __20___(%/BPs) based on the benchmark interest rate announced by the People’s Bank of China for loans of the same term and priority as the withdrawal actual date.

(2) The interest rate shall _/_ (raise/cut) by ___/_(%/BPs) based on the benchmark interest rate announced by the People’s Bank of China for loans of the same term and priority as the date of signature, namely the interest rate under this Contract shall be ___/____%.

In case that the time interval between the first withdrawal actual date and date of signature is beyond six months, Party B shall have the right to adjust the interest rate of this loan based on Party B’s relevant interest rate policy at the appointed time. But Party A shall need the written notification from Party B.

4.1.2 The interest rate under this Contract shall apply the __(1)__mode of the following to be readjusted:

(1) Fixed interest rate. The interest rate shall remain unchanged within the term of loan.

(2) Floating interest rate. The interest rate under this Contract shall be determined according to the_∕_ mode of the following items. The interest rate of this loan after readjustment shall be the benchmark interest rate announced by the People’s Bank of China for loans of the same term and priority as the adjustment date in accordance with the definite interest rate after readjustment via the way specified in 4.1 under this Contract.

(i) The interest rate shall be readjusted for every __∕ __ (in capital form) (month/quarter/year) from the withdrawal actual date. The readjustment date shall be that in the readjustment month corresponding to the withdrawal actual date. If there is no date in the readjustment month corresponding to the withdrawal actual date, the readjustment date shall be the last date in the readjustment month.

(ii) The initial interest rate shall be on __/___(Month)__ /___(Day)__ /___(Year) from the withdrawal actual date and for every ___/____ (in capital form)(month/quarter/year) from the readjustment date. The readjustment date shall be that in the readjustment month corresponding to the initial readjustment date. If there is no date in the readjustment month corresponding to the initial readjustment date, the readjustment date shall be the last date in the readjustment month.

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(iii) From the withdrawal actual date, the readjustment date of the interest rate under this Contract shall be the readjustment date of the benchmark interest rate.

4.1.3   The benchmark interest rate applied on the loan on the date of the Contract signing, the final date for withdraw load and the reset date of interest rate should be decided based on (1).

(1)    Benchmark interest rate of RMB among the institutions with the same level and at the same period issued by People’s Bank of China that day.

(2)    The average one-year benchmark interest rate issued by the National Inter-Bank Funding Center one business day before.

(3)    The one-year RMB benchmark interest rate issued by China CITIC Bank one business day before.

4.1.4 If the benchmark interest rate of RMB among the institutions with the same grade and at the same period issued by People’s Bank of China that day has been selected, during the floating interest rate period, supposing that People’s Bank of China announced cancelling (or not updating any more) the RMB benchmark interest rate of the corresponding-level financial institutions, the loan rate under this Contract would take the average one-year benchmark interest rate issued by the National Inter-Bank Funding Center currently as benchmark interest rate. What’s more, the adjustment to the load rate under this Contract would be negotiated and redefined by both parties or conducted based on the unified suggestions given by the authorities such as People’s Bank of China. If the average one-year benchmark interest rate issued by the National Inter-Bank Funding Center has cancelled (or not updating any more) the average benchmark interest rate, then the one-year benchmark interest rate issued by Party B would be taken as the benchmark interest rate. Also, the adjustment to the load rate under this Contract would be negotiated and redefined by both parties or conducted based on the unified suggestions given by the authorities such as People’s Bank of China.

The confirmation prescription of loan rate and adjustment redefined by both parties should keep the rate of the loan applied with the first rate reset date, after the announcement made by People’s Bank of China that cancelling (or not updating any more) benchmark interest rate of the corresponding-level financial institutions, under this Contract higher than or at least equal to the following loan rate:

The current effective RMB benchmark interest rate of the corresponding-level financial institutions adjusted by the People’s Bank of China before the announcement made by People’s Bank of China that cancelling (or not updating any more) benchmark interest rate of the corresponding-level financial institutions should be regarded as the benchmark interest rate based on the loan rate defined by Item 4.1.1 and 4.1.2 in this Contract.

Here, Party B could reserve the right of announcing the loan under this Contract would be due ahead of time, if the negotiation for the confirmation prescription and adjustment to the loan rate failure.

4.2 Settlement Interest

4.2.1 The interests shall be calculated from the withdrawal actual date. The interest calculating formula shall be as: interests= actual balance of loan × actual days within interest period × annual interest rate/ 360 days.

4.2.2 In case that the loans and the accrued interest outright shall not be once repaid, the initial expiry date for interest shall be on

__6__(Month)__20___(Day)___2016___(Year) based on __(1)__ of the following settlement:

(1) The interests shall be settled on a monthly basis. The 20th day of each month shall be the date of interest settlement.

(2) The interests shall be settled on a quarterly basis. The 20th day of the last month in each quarter shall be the date of interest settlement.

(3) Other date as agreed by both parties shall be: _____/_____________________.

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4.2.3 Party A, no later than each interest settlement date, deposit adequate funds into the account opened by Party B (account number: __7381310182600083815____) for Party B to deduct interest timely from this account. Party A shall make it sure to repay the interests in time if choosing other repayment method. If the interest settlement date is non-banking days, the interests shall be deposited a banking day in advance. If Party A fails to repay the agreed interests within the interest settlement date, Party B shall have the right to regard it as overdue interests.

4.3 The loan in full with any interest accrued shall be repaid on the maturity date. If the maturity date is on official holidays or public holidays, the loan shall be repaid on the last banking day before official holidays or public holidays. The interests shall be calculated by the interest rate specified in this Contract and it shall deduct the interests within the days between the repayment date and maturity date calculated by the interest rate specified in this Contract. In case of repaying the loan on the first banking day after official holidays or public holidays, the interests for the overdue loan shall be charged according to the interests between maturity date and actual repayment date calculated by the interest rate specified in this Contract. If the loan is failed to be repaid on the first banking day after official holidays or public holidays, the interests for the overdue loan shall be charged from this date.

Article 5 Drawing and payment of the loan

5.1 Conditions precedent for the initial drawing

Party A shall meet the following conditions before drawing loan for the first time:

/

5.2 Conditions precedent for each drawing

For each drawing (including initial drawing) under this Contract, Party A shall meet the following conditions except conditions precedent for the initial drawing as agreed in 5.1:

(1)	Party A shall have no violation against the duty and responsibility under this Contract and guaranty documents.
(2)	Guaranty documents shall be persistently valid and the guaranty has no adverse changes that Party B believes may be disadvantageous for it to achieve its credit.
(3)	The financial position of Party A has no changes that are likely to harm, delay or hinder the performance of duty and responsibility under this Contract and guaranty documents.
(4)	Party A has signed or provided the documents as agreed or required by Party B.
(5)	Party A has opened relevant account in accordance with this Contract or Party B’s requirements.
(6)
(7)	Other conditions required by Party B:

5.3 Plan of drawing

5.3.1 Party A shall draw based on the following plan, and the withdrawal due date shall be on the banking days.

Withdrawing date	Amount of withdrawing
6/1/2015	20,000,000 ¥

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5.3.2 Party B is entitled to carry out the audit to credit line every (capital)    /        months (no more than 12 months) since the Contract signing date to decide whether to provide or adjust unused credit line.

5.4 If Party A or guaranty party fails to perform the duties as agreed in this Contract or the laws and regulations, including but being not constrained by that Party A fails to provide complete documents for loans with the time permit as agreed by Party B, and that guaranty party fails to check in for guaranty within the fixed date and other situations, Party A shall agree that Party B has the right to change the mentioned plan. In case that the change of plan of drawing results in the change of the term of loan, it shall be settled based on 2.3 under this Contract.

5.5 Party A shall draw in accordance with plan of drawing under this Contract. Without the written permission of Party B, Party A shall not change the plan of drawing. If it needs to change withdrawal date and/or amount of drawing, Party A shall notify Party B by written form in advance ___Three__ banking days prior to the withdrawal date as agreed in this Contract. Party B agrees that Party A shall have __Seven__ banking days of grace period for drawing. If Party A fails to draw the loan within the due grace period, Party B shall regard that Party A automatically cancels this loan and has no right to draw this loan. And Party A shall undertake the violation responsibility as agreed in 13.2 under this Contract.

5.6 In case situation under Article 5.5 happens and causes the change of actual principal delivered by Party B, the principal under this Contract shall follow the certificate of indebtedness produced under this Contract.

5.7 Drawing and paying of the loan

5.7.1 Application for drawing

Party A shall, ___30_ banking days prior to each drawing, submit to Party B a written application for drawing, the certificate of the loan and the relevant documents for drawing as agreed in this Contract and required by Party B. Party A can retain the specimen seal impression that it authorizes the staff to use for drawing (Appendix I). The staff of Party A shall issue and retain the seal impression corresponding to specimen seal impression when they put up with application for business. Party B shall be responsible for auditing in form the seal impression provided by the staff of Party A through contrasting with specimen seal impression. Party B can approve the application for business of Party A after checking. In case of changing the specimen seal impression, Party A shall submit to Party B a written notification under the original specimen seal impression on the date of changing. In case of Party B’s loss resulting from the overdue notification, Party A shall undertake relevant liability for compensation.

If there is no specimen seal impression from Party A, the staff of Party A shall use official seal for business or submit a separate application for the use of their company’s other seal impressions (special financial seal and other seals).

Party A shall not withdraw the application for drawing. With the approval of Party B, Party has obligation to draw in accordance with the mentioned application for drawing.

Party B shall transfer the loan funds to the account of Party A that opens within Party B (account number: _7381310182600083815__) within the time permit on the application for drawing or to the counter party of Party A by entrusted payment as agreed, after Party B checks and considers the conditions precedent for drawing to be in accordance with that as agreed in this Contract.

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5.7.2 Method of loan payment

Methods of loan payment can be divided into direct payment and entrusted payment. The conditions for entrusted payment as agreed by Party A and Party B shall be (2):

(1) All the loan funds payment shall adopt the entrusted payment by the lender;

(2) When single amount of foreign payment is ≧ RMB 5 million, we should adopt entrusted payment as the payment method, and the proportion of the entrusted payment should not smaller than 75% of the total loan.

In case of the entrusted payment by the lender, Party B shall check that whether the payment counterpart, amount of payment and other information within the application for payment provided by Party A is in accordance with relevant business Contract and other certificates prior to transferring the loan funds. After the approval, Party B shall transfer the loan funds to the account of Party A’s counterpart as listed in Party A’s payment order via the account that opens within Party B (account number: 7381310182600083815_).

The investigation in form to above business Contracts conducted by Party B neither means Party B confirming the authenticity and legality of the relative trade nor it would interfere in the dispute between Party A and its counterparty or third party and the responsibility and obligation of the Party A.

If the loan could not pay to the specified counterparty’s bank account in time successfully resulting from the events like the bank of Party A’s counterparty refunds the money or the information provided by the Party A turns to be wrong, Party B does not have to bear any responsibility, furthermore, the risks, responsibility and loss to the both parties should be undertaken by Party A only. Party A should not use the money refunded by the bank of Party A’s counterparty without the investigation and agreement of the Party B.

5.7.3 Payment management

(1) After the drawing of loan, Party B shall have the right to check whether the use of loan funds by Party A is in accordance with the agreement in this Contract through periodical or non-periodical inspection and monitoring, and Party A has obligations to be fully cooperated. In case that the use of loan funds is not in accordance with the agreement in this Contract with the inspection, Party B shall have the right to require Party A to correct within a time limit. If Party A refuses to correct, Party B shall have the right to regard the plot to settle in accordance with 13.4 and 13.6 in this Contract.

(2) In case of the direct payment by Party A, Party A shall submit to Party B the business Contract related with the payment of loan funds corresponding to the last quarter and other business documents for the evidence of loan funds, and give a report of the payment of loan funds no later than the 10th day of the next month in each quarter. Party B shall have the right to check whether the payment of loan is in accordance with the purpose as specified in this Contract and whether the payment for program keeps pace with the program via making account analysis, voucher verification, on-site investigation and other methods.

(3) During the drawing and payment of loan under this Contract, Party B shall have the right to negotiate with Party A to add conditions for drawing and payment of loan, or regard the plot to stop the drawing and payment of loan funds in following cases:

(i) Credit standing deteriorates, and business profitability becomes weak.

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(ii) The use of loan funds does not follow the purpose under this Contract.

(iii) Split the payment of loan into smaller amount to avoid entrusted payment as authorized by Bank in violation of this Contract.

5.8 Other agreements

Article 6 Repayment

6.1 The loan under this Contract shall be repaid by __(1)__ of the following:

(1) Repay interests on the fixed term and the principal on the maturity date.

(2) Repay the loan in full with the accrued interests outright.

(3) Other Payment methods: __________________________________________

6.2 Party A shall the principal pursuant to the following repayment schedule:

Order of repayment	Repayment date	Amount of repayment
	03/01/2016	¥20,000,000

6.3 For the repayment of the principal, Party A shall deposit, prior to the repayment date, no less than the principal and interests into the account that opens within Party B (account number: 7381310182600083815) to be Party B’s repayment account. Herein Party A authorizes Party B to deduct the principal and interests for the loan from the mentioned account.

6.4 In case that Party A’s repayment or payment fund is insufficient to repay or pay the sum of fund for this period, the repayment fund shall be settled as follows:

(1) Pay for various accrued charge, default fine, compensatory payment in relation with this Contract and relevant laws and regulations;

(2) Pay for penalty interests payable, compound interests;

(3) Pay for interests payable;

(4) Pay for principal payable.

In case that the repayment fund is insufficient to repay or pay all the funds according to this sequence, the fund shall be repaid for the funds following priority order of their due date.

6.5 Voluntary prepayment

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6.5.1 Party A shall meet any following condition to repay the loan in full or by part in advance:

(1) Party A shall pay all the matured funds payable prior to the prepayment date.

(2) Party A shall, at least twenty banking days prior to the planed date for prepayment, submit to Party B a written application for prepayment date and receive the written approval of Party B.

(3) The amount of prepayment fund shall be the integral multiple of ________, and each amount of prepayment fund shall be not less than _______ in addition to the prepayment of total loan under this Contract.

(4) Party B shall have the right to charge the default fine at the rate of __20.00_% from Party A’s prepayment date based on the interest rate according to the amount of prepayment fund, the rest term of loan, this Contract and prepayment date. The default fine calculating formula: default fine = the amount of prepayment fund × the rest term of loan (by year) × the interest rate of loan corresponding to the prepayment date as agreed in this Contract × rate.

(5) Party A shall repay Party B the relevant interests and other expenses payable in advance with the amount of repayment.

6.5.2 Except for the written approval of Party B, the times of prepayment shall be more than _____ times within the term of loan. The principal of prepayment shall be repaid by the inverted order, namely, the principal shall be repaid by the reverse order of repayment schedule as agreed in this Contract.

6.5.3 The application for the pre-repayment is irrevocable. Party A should repay the load under this Contract according to the amount and date noted in the pre-repayment application if Party B provides the written agreement for pre-repayment. If Party B provides the written agreement to pre-repayment while Party A does not conduct it in time, Party B is entitled to treat this loan as overdue.

6.5.4 In case of the written approval of application for prepayment, Party B shall calculate the interest rate of loan based on the actual using days of part of the loan involved in the prepayment fund.

Article 7 Loan Restructuring

7.1 In case Party A fails to return due loan on schedule, it shall put forward written application of loan restructuring to Party B one month before due date of loan. If Party B agrees on Party A’s application, both parties shall sign agreement of loan restructuring. In case Party B does not agree, Party A shall repay due loan by the time agreed in this agreement. Otherwise, Party B has right to deal with this loan as past due loan.

Article 8 Guaranty of loan

8.1 Loan under the Contract adopts _1.2__ guarantee type:

(1) Security guarantee contract

(2) Highest amount warranty contract

During the loan period, if the guarantee methods mentioned above have underwent certain alternations or the specific guarantee registration still fails to be finished when signing the Contract, Party A could not withdraw their promise and have to agree: Party A promises to change the guarantee method according to the agreement between both parties in time and would urge the next Warrantor to sign the relevant guarantee files and/or urge the Warrantor to complete the guarantee registration in 3 days after they meet the requirement of the guarantee registration, otherwise, Party A would be deemed to break this Contract and Party B is entitled to investigate the responsibility of Party A and to take corresponding remedy measures.

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Article 9 Representations and Warranties of Party A

9.1 Party A is Chinese corporate body or other organization legally founded according to law of the People’s Republic of China, which has civil right and civil capacity to sign and fulfill this Contract and can bear civil liabilities independently. Party has gained all necessary and legal internal and external approval and authorization to sign this agreement.

9.2 All documents, reports and statements provided by Party A according to law and requirement of Party B are valid, lawful, true, correct and complete.

9.3 The act that Party A signs and implement this Contract would not violate the law, regulations and other disciplines that would have legally binding effect to it, would not go against the articles of incorporation of Party A and other agreements and documents signed with the third party. The representative who signs on this Contract and relative files has received necessary authorization of the Party A and has the power to sign such Contract or document.

9.4 Except this Contract or the guarantee agreed by Party B in written, Party A and its Warrantor have never set any other guarantee on the guaranteed assets under this Contract, and such assets are not associated with any third party right which would not harm Party B’s interest. The assets would not be seized, detained, frozen and preserved.

9.5 Apart from the breaches and the litigation, arbitration and administrative penalty procedure, Party A has never committed any other breaches or potential breaches, and has not been involved with any other ongoing or possible litigation, arbitration and administrative penalty procedure.

Article 10 Commitment of Party A

10.1 Party A should provide Party B with reports and other documents really reflecting its operational and financial states regularly or according to Party B’s requirement. Party A guarantees that provided materials are all valid, true and complete.

10.2 In loan term, in terms of great changes about Party A’s managerial decisions, including but not limited to share transfer, reorganization, amalgamation, discrete, shareholding reform, joint venture, cooperation, joint operation, Contracting lease, investments abroad, substantial increase of debt financing and scope of business and alteration of registered capital as well as other situations that may affect Party B’s rights and interest, Party A shall provide Party B with a written notice at least thirty days in advance and get written consent from Party B, practice liability for satisfaction of loan or pay off loan in advance or provide warranty approved by Party B.

10.3 Party A shall positively coordinate with Party B to make management on business condition and payment of loan and management after loan, including the understanding and supervision on fundamental state of enterprise, service condition of loan, major items of operating management, financial operation condition, condition of balancing accounts and contacting, etc. Any expense arising from obstruction of Party A shall be paid by Party A.

10.4 Without prior written permission of Party B, Party A is not allowed to transfer or covertly transfer debts under this Contract in any way.

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10.5 In case Party A’s transfers, hires or deals with complete or major part of significant property or operation revenue in the way of setting warranty for debts outside of debts under this Contract, Party A shall provide Party B with written notice at least thirty days in advance and get written consent from Party B.

10.6 If any event below happens, Party A should provide written notice to Party B and hand in relevant information in three days:

(1)       Force-majors or the breaches related with the loan;

(2)       Party A or its controlling shareholders involved in the litigation, arbitration, criminal investigation, administrative penalty, closure, shutdown, regrouping, dissolve, bankruptcy petition, accepting the application for bankruptcy, being declared bankrupt, losing its business licenses, being repealed and deteriorative financing condition;

(3)       The member of Party A’s board as well as their senior management have been involved in important cases or economic dispute or suffered administrative penalty given by relative departments;

(4)       Resulting in liability accidents, caused by the violation of related laws and regulations, supervising rules or industry standard about food security, safety production, environmental protection, that have already or may lead to bad impact on the implementing the obligation under this Contract.

10.7 In case Warrantor encounters situations including but not limited to termination of business, close of a business, dissolution, adjudication of bankruptcy, revoking license, revocation and loss of business, partly or completely losing guarantee ability corresponding to this loan or decrease of value of pledge, hostage and pledge right as loan guarantee under this agreement, Party A shall provide Party B with new guarantee approved by Party B.

10.8 In loan term, in case Party A changes title of corporate body, legal representative, principal, address, telephone, fax, etc, Party A shall notice Party B in written form within seven days after alternation.

10.9 Party A should make written report to Party B about occurred or impending related party transaction that occupied 10% of Party A net asset (including 10%) including but not limited to transaction parties’ relevance relationship, transaction project and nature, transaction amount or the corresponding ratio, pricing policy (including transaction without amount or with nominal amount).

10.10 The production and management as well as relative behaviors of Party A should conform to but not limited in the regulation for industrial policy, fiscal and taxation policy, market access, environment evaluation, energy conservation and emission reduction, energy dissipation and pollution control, resource utilization, land and city planning and labor safety.

Article 11 Rights and Obligations of Both Parties

11.1 Party A has the right to draw and use loan according to the deadline and purpose agreed in this Contract.

11.2 Party A shall pay off the capital and interest of loan according to agreement in this Contract.

11.3 Party A agrees that Party B could provide credit information to the Financial Credit Information Database and /or credit reporting system approved by People’s Bank of China, authorized and agreed Party B to inquire, download, copy, print and utilize their credit information for Financial Credit Information Database and /or credit reporting system approved by People’s Bank of China or the relative organizations and department websites and apply them to the legal purpose only if it would benefit to this Contract. But if Party A could not repay the principal and interest according to the Contract, it has to bear the impact of the disadvantageous.

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11.4 Party A agrees that Party B is entitled to transfer the creditor’s rights and its corresponding guarantee right to a third party without the agreement of Party A during loan duration. When Party A offers the guarantee independently, it still has to bear corresponding guarantee responsibility for the creditor’s rights transferee even if it agrees to transfer the creditor’s rights to others. Party A could not revoke the Contract signed by the Party B with the third party when it has authorized Party A as its agent.

11.5 Party A agrees that Party B is entitled to be the sponsoring organizations of securitization of credit assets and entrust the creditor’s rights under this Contract and its corresponding guarantee rights to the trustee organizations to set up the trust with special purpose and let the trustee organizations issue the asset to support the security. When Party A offers the guarantee independently, it agrees to continue to bear the relative responsibilities to the trustee organizations mentioned above. Party A agrees that if Party B issues the transferring creditor’s rights and its corresponding guarantee rights through the trust with special purposes in announcement (either newspaper or websites), it means they have been informed.

11.6 When Party A offers the guaranty by itself, Party A understands and agrees that it bears the obligation to coordinate with Party B and pays for the relative costs according to the principles to finish guarantee transfer affairs when Party B needs to transfer or entrust the creditor’s rights under the Contract to the third party. If Party A does not finish the guarantee registration, it also promises to give up the due counter-argument right. If Party A could not finish the transfer registration affairs according to the law, the principles of registration and management administration or Party B’s requirement, Party B would be entitled to ask Party A to bear the breach responsibilities and all the spending (including but not limited in cost for litigation, lawyers and travelling).

11.7 Party B has the right to carry out the investigation, supervision and acquaintance to the business situation, loan utilization and related transactions of Party A. It is also entitled to conduct investigation and acquaintance to the business situation and loan utilization quarterly and decide whether it should stop offering the loan or stop handling the business under the Contract according to the result of the investigation.

11.8 Party B should issue a loan if Party A fulfills the obligation mentioned in the Contract and satisfies the loan-issuing condition proposed by Party B.

11.9 Party B has the right to require Party A to provide relevant files based on the investigating need of loan issuing. Party B has to keep the data, files and information provided by Party A in secret except the materials requested by the law, regulation or the government.

11.10 Party B has the right to withdraw part of or all of loans ahead of time according to the fund recovery situation of Party A.

Article 12 Account

Party A will open the No. _(i)___account in Party B (multi-choices available)

(i) Balance account, account number: 7381310182600083815; both parties make the following agreement on this account:

____________________________________________________________

______________________________________________________________

(ii) Funds withdrawal account, account number is ___________________________________,

Both parties make the following agreement on this account:

____________________________________________________________

______________________________________________________________

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Article 13 Liability for breach of Contract

13.1 After execution of Contract, both parties shall fulfill the obligations agreed in this Contract. Either party violating any agreement, commitment or guarantee of this Contract shall bear corresponding responsibility for breach of Contract.

13.2 Without Party B’s written consent, in case Party A fails to draw loan in date of draft agreed in Contract, Party B has the right to take default fine by overdue days according to rate agreed in Contract.

13.3 In case one of the following situations happens, Party B has right to stop or end any term of loan has not been drawn and require Party A to immediately repay all drawn loan, interest in red and other expense as well as take corresponding measures. The date when Party B requires Party A to repay the above mentioned term of loan is the day of acceleration of maturity of debts under this Contract. Party B has the right to directly deduct money from any account of Party A opened in Party B and its affiliated agency to compensate for debts of Party A under this Contract.

13.3.1 Certification and documents as well as representations and warranties of article 9 related to this loan submitted by Party A to Party B are demonstrated inauthentic, inaccurate, and imperfect or intentionally lead to others’ misunderstanding.

13.3.1 Party A fails to pay off the capital and interest of loan under the Contract on schedule.

13.3.2 Party A fails to pay the capital of loan according to article 5.7 of this Contract.

13.3.2 Party A fails to fulfill any obligation agreed in the Contract.

13.3.3 Party A fails to use loan according to agreed purpose; change the use of loan funds arbitrarily, embezzle the loan or use the loan to take illegal transaction.

13.3.4 Party A does not repay the principal and interest of the loan as well as other payables according to the Contract, or could not (including unable of ) implementing the obligation according to the Contract.

13.3.5 Party A conceals important operational and financial facts to Party B.

13.3.6 Party A takes advantage of the false Contract with controlling shareholders and other affiliated companies to extract the loan.

13.3.6 Party A stops to pay off due debt or disable to pay off debt.

13.3.7 Party A transfers its properties with low price or for fee; reduces the debt of the third party; is negligent in exercising the creditor’s rights or other rights; has unusual fund fluctuation in any account of Party A (including but not limited in fund recovery account); through supervision and investigation, Party B finds that the profitability of Party A’s main business has decreased and would bring bad effect to the realization of Party B’s creditor’s rights; there is unusual phenomenon showing in the utilization of loan fund; violates the supervising requirement to fund recovery account proposed by Party B.

13.3.8 Party A encounters termination of business, close of a business, dissolution, adjudication of bankruptcy, revoking license, revocation, deterioration of financial conditions or any litigation, arbitration or criminal and administrative punishment that are harmful to state of operation or property condition of Party A.

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13.3.9 The matters of industrial and commercial registration such as Party A’s address, business scope and legal representative change or produce great investments and other situations, which lead to serious influence or threat on Party B’s creditor’s rights.

13.3.9 Changes to the industrial and commercial registration of residence, business range, legal representatives, principal and managing partner of Party A or the controlling shareholders/ actual controller or the external investment cause bad influence or threat to the realization to the Party B’s creditor’s rights.

13.3.10 Party A encounters great financial loss, loss of assets or other capital loss caused by foreign guarantee or other financial crisis and Party B considers that it may or has affected or harmed Party B’s interest under this Contract.

13.3.11 There is great crisis on operation or finance of Party A controlling shareholder and other affiliated companies or Party A has greatly related transaction with controlling shareholder and other affiliated companies, affecting normal operation of Party A or Party A leads to serious influence or threat on Party B’s creditor’s rights by the related transaction with controlling shareholder and other affiliated companies.

13.3.12 The business Party A is in suffers unfavorable changes, which seriously affects or threats the achievement of creditor’s rights of Party B. Beyond doubt, conditions stated in this article do not belong to events of force majeure.

13.3.13 Cross default: if Party A defaults under other debt documents and has not corrected within grace period and lead to any one of the following cases, it is also a kind of default, i.e. cross default.

(i) Debts under other debt documents are announced or may be announced acceleration of maturity and the amount of accumulative capital of this kind of debt exceeds threshold amount of cross default.

(ii) Though debts under other debt documents are not announced or may not be announced acceleration of maturity, there is payment default and the amount of accumulative capital of this kind of debt exceeds original amount of cross default.

Other debt documents refer to loan Contract, bond and guarantee agreement signed by Party A and creditor (including Party B and other third parties), public or non public bond project document of Party A.

13.3.14 Party A refuses to accept Party B’s supervision and investigation on the service condition of the loan and relevant operational and financial activities.

13.3.15 Higher-level management personnel of Party A is suspected of being involved in significant corruption, bribe-taking, fraudulent practices or illegal business cases and Party B considers that it may or has affected or harmed its rights and interests under the Contract.

13.3.16 Warrantor of Party A violates agreement of warranty Contract or cause default matters under the warranty Contract.

13.3.17 In case that pledge and collateral security under the Contract encounter foreclosure, detention, and report for loss, countermand of payment or compulsory measures, there is dispute on ownership and suffer or may suffer the infringement and the safety and serviceable conditions suffer or may suffer adverse influences, Party A has not provided new warranty required by Party B.

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13.3.18 Party A causes the liability accident because of violating the laws and regulations, supervising principles or industrial standard for food security, safety production and environmental protection.

13.3.19 Party A causes other matters endangering and damaging or may endanger and damage Party B’s rights and interests.

13.3.20 Other cases: _________/______________________

13.4 In case any above-mentioned breach happens, Party B has the right to conduct following remedy measures:.

13.4.1 Unilateral stop or end issuing any fund (including the load that Party A has handed in the application but still not drawn by them) covered in this Contract but not drawn by the Party A;

13.4.2 Party B could announce the loan covered in the Contract has expired immediately unilaterally and ask Party A to repay the fund without Party A’s agreement. And the date required by Party B to repay the fund would be the pre-repayment date of this Contract.

13.4.3 Implementing this Contract and conducting the guarantee to the mortgage, pledge covered in the files or other guarantees.

13.4.4 Party B has the right to deduct the money from any account of Party A opened in China CITIC Bank to compensate for the debt of Party A mentioned I this Contract.

13.4.5 Achieving any other rights and remedy measures according to the laws and regulations.

13.5 If the principal cannot be paid by Party A according to this Contract, Party B has right to exercise its rights agreed in Article 13.4 and to take penalty interest by % compound interest rate according to actual overdue days. Party A agrees that the above penalty interest calculation is subject to Party B’s calculation result.

13.6 In case Party A fails to use loan according to the agreed purpose in Contract, besides the rights agreed in Article 13.4, Party B has right to surcharge % of default interest rate to take interest on the part used in default by loan rate at appointed time according to used days since the date of diverting.

13.7 For the loan which is over due and is not used according to this Contract at the same time, Party B has the right to use the penalty interest in Article 13.5 and 13.6 whichever is higher to collect penalty interest..

13.8 As for the interest (including the interest resulting from the principal that Party B has announced expired) and default interest that have not been paid in time, Party B would charge the compound interest based on the rate of default interest of overdue loan and the interest settlement regulated in this Contract since the date of the overdue to the date of paying off; as for the Party A who neither repays the fund in time nor utilize the loan as the Contract asking, Party B would select the most serious case to charge the compound interest, and no one could enjoy the concurrent preference.

13.9 The spending (including but not limited in the cost for litigation, arbitration, implementation, insurance, traveling, lawyers, property preservation, notarial certification, translation and assessment and auction) used for the realization of Party B’s creditor’s rights should be paid by Party A.

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Article 14 Continuity of obligations

14.1 All obligations of Party A under this Contract has continuity, which have force of constraint on successor, receiver, assignee and main body after amalgamation, reorganization and change of title, regardless of influences of any dispute, claim and legal procedure, command of superior unit and any Contract and document signed by and between main debtor of Contract and any natural person or legal person nor change with bankruptcy of main debtor of Contract, disability of paying debt, loss of qualification of enterprise and alternation of articles of association as well as any change in essence.

Article 15 Notarization

15.1 In case either party puts forward requirement of notarization, this Contract shall be notarized in notary organs regulated by state.

15. 2 In case Party B requires transacting notarization that has force of compulsory execution, with the permission of Party A, Party B can apply notary organ to issue notarization that has force of compulsory execution with this Contract. If capital and interest of loan and relevant expense of Party B cannot be fully paid in repayment duration agreed in the Contract, Party B can apply compulsory execution in local people’s court with this notarization.

Article 16 Notice and Delivery

16.1 The notices and demands under this Contract, the legal instrument for debt collection and litigation (arbitration) or other messages should be handed in or sent to the address or contact way appointed by the heading of the Contract.

16.2 Upon the notices, demands, debt collection letters or other communication to Party A given by Party B through the telex, phone-call, fax and e-mails being sent out, both parties agree that they have reached Party A; if they are sent through mail, both parties tend to agree that they would reach Party B in three days; if they are sent by the individual purposely, the date of Party A’s signature would be viewed as the proof of reaching and if Party A refuse to receive the letters, process server could use photos or videos to record the delivering process and withholding the letters which would also be regarded as reaching the destinations.

16.3 Both judicial and arbitrary authority could send relevant (legal) instrument to Party A according to the address and contact information appointed by the heading in the Contract. If no one receives or Party A refuses to receive the (legal) instruments, the date of returning would be viewed as the date of reaching the destinations; if Party A refuses to receive the instruments delivered by the individuals, process server could use photos or videos to record the delivering process and withholding the (legal) instruments would also be regarded as reaching the destinations. If the (legal) instrument could not reach the destination and is returned since the incorrect contact information provided by Party A or not being informed in time after the alternation of the contact information, the date of returning would be viewed as the date of reaching the destinations.

16.4 Both parties should inform each other in written within three days after alternating the contact information mentioned above; when the debt under this Contract enters into the litigation or arbitration period, the written message should be sent to the trial authority. Otherwise, if the notification or other instruments have been sent out to the original contact ways, even though the party which has alternated the relevant information does not receive them, they would also be viewed as has already reached the destinations.

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Article 17 Other agreed items

Party A promised will not violate the law to inject any of banks credit funds into stock market or real estate through Party A’s bank accounts or any other third parties’ bank accounts, or shall bear all the losses of Party B. __________

In case of conflicts between agreement of this article and other provisions, this article shall prevail.

Article 18 Application of law and arbitration

18.1 This Contract is suitable for law of People’s Republic of China.

18.2 All disputes arising from this Contract and related, both parties shall negotiate in a friendly manner; if failed, both parties agree to adopt the following second method to solve.

(1) Submit to _________∕__________arbitration committee to apply for arbitration.

(2) Institute legal proceedings or apply for compulsory execution to local people’s court of Party B.

Article 19 Force Majeure

19.1 Force majeure in this Contract refers to unforeseeable, unavoidable and insurmountable objective circumstances that lead to the failure of any party performing this Contract, including war, strike, state of siege, severe flood, fire, wind damage, earthquake and other events that both parties consider belonging to force majeure after consultation.

19.2 In case any party fails to perform the Contract due to force majeure, its responsibilities or obligations under this Contract can be exempted partly or completely, but it shall notice the other party in writing timely, so as to relieve the loss caused to the other party, and it also shall provide appropriate evidence of force majeure during the happening and duration period within reasonable time limit. At the same time, the party which encounters force majeure shall try its best to reduce the influence caused to the other party.

19.3 In case of force majeure, both parties shall immediately consult with each other within reasonable time limit, so as to seek for fair and reasonable solution, and try their best to reduce the impact of force majeure to minimum level.

Article 20 Accumulation of Party B’s rights

Party B’s rights under this Contract are accumulative, without affecting and rejecting any rights from Party A according to laws and other Contracts. Only if Party B indicates in written form that it does not use, partly use or postpone using its rights, none compose the surrender or part surrender of the right nor affect, stop and obstruct Party B to continue to use this right or use any other rights.

Article 21 Execution, alternation and dissolution of the Contract

21.1 This Contract comes into force after legal representative or authorized agent of Party A and legal representative or principal or authorized agent of Party B signs or seals their name and stamp official seal special seal of Contract.

21.2 After execution of Contract, apart from existing agreements of this Contract, either party is not allowed alternating or terminating the Contract; in case need to alternate or terminate this Contract, both parties shall negotiate and reach written agreement.

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21.3 After execution of Contract, Party B completely or partly transfers the creditor’s rights under the Contract to the third man, dispense with Party A’s permission but shall notice Party A in written form.

21.4 After execution of Contract, In case Party A completely or partly transfers the creditor’s rights under the Contract to the third man, it shall provide written document indicating that warrantor agrees to transfer and continue to bear the obligation of warranty or provide new warranty and get written consent from Party B.

Article 22 Others

22.1 For the purpose of this Contract, “workday of bank” refers to banking day when the bank transacts the corporate business externally.

22.2 If the Contract remains the unperfected parts, both parties shall reach written agreement separately as the attachment of the Contract. Any attachment, modification or supplements compose an indivisible part of the Contract, with same legal force as the Contract.

22.3 In case some provision of the Contract or part content of some provision is approved invalid, this invalid provision or invalid part does not affect the availability of this Contract, other provisions of the Contract or other contents of the provision.

22.4 This Contract is made in two copies: Party A holds one copy (copies) and Party B holds one copy (copies) and the department concerned retains_∕_ copy (copies).

22.5 Party B has adopted reasonable method to submit Party A to pay attention to provisions about preventing or limiting its responsibilities under this Contract and provided full illustration about relevant provisions according to the requirement of Party A. Both parties have no objection on comprehension of all provision contents of this Contract.

Party A (official seal or special seal of Contract) Legal representative: (or authorized agent)	Party B (official seal or special seal of Contract) Legal representative/principal: (or authorized agent)

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Attachment 1:

Specimen signature reserved by Party A

Specimen signature 1 reserved by Party A: ____________________________

Specimen signature 2 reserved by Party A: ____________________________

Specimen signature 3 reserved by Party A: ____________________________

Party A (official seal or special seal of Contract)

Legal representative (or authorized agent):

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Attachment 2: Format of payment order

Payment order

(Applicable to the entrusted payment by the bank)

Sub-branch __________________ China Citic Bank

In accordance with No. __________________ RMB Working Capital Loan Contract (“Loan Contract”), we hope to use the loan, of which the amount is RMB (Amount in words) _____________ (Amount in figures) _________ (“loan”) on date _________ for the purpose specified in the loan Contract. The specific using plan of loan:_______. The relevant transaction Contracts are respectively shown in the attached documents.

Hereby entrusting the bank to transfer this amount of principal of loan to the following account of the company’s counterparty from the company’s special account for loan issuing.

Full name of counterparty 1	Full name of counterparty 2
Opening bank:	Opening bank:
Account number:	Account number:
Amount of payment:	Amount of payment:

Full name of counterparty 3	Full name of counterparty 4
Opening bank:	Opening bank:
Account number:	Account number:
Amount of payment:	Amount of payment:

Full name of counterparty 5	Full name of counterparty 6
Opening bank:	Opening bank:
Account number:	Account number:
Amount of payment:	Amount of payment:

We confirm:

(1) The representations and warranties made by the company in this loan Contract are still true and accurate on the day of announcing this notice;

(2) Any default or potential default specified in this loan Contract doesn’t happen.

(3) This entrust is not withdrawable.

Company name:                    (official seal or reserved specimen signature (if any))

Legal representative or authorized agent :__________________________( signature)

Date: ________ month______ day ______ year

Attachment: __________ Commercial Contract